Exhibit 99.1

Presidio Property Trust, Inc. Announces Earnings for

the Quarter Ended September 30, 2023

San Diego, California, November 14, 2023 – Presidio Property Trust, Inc. (Nasdaq: SQFT, SQFTP, SQFTW) (the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today reported earnings for its quarter ended September 30, 2023.

Quarter Ended September 30, 2023, Financial Results

Net income attributable to the Company’s common stockholders for the three months ended September 30, 2023 was approximately $20.96 million, or $1.77 per basic and diluted share, compared to a net loss of approximately $1.30 million, or $(0.11) per basic and diluted share for the three months ended September 30, 2022. The change in net income attributable to the Company’s common stockholders was a result of:

●	During September, the Company’s sponsored SPAC Murphy Canyon Acquisition Corp. completed its business combination with Conduit Pharmaceuticals, Inc., resulting in the Company recognizing a gain on deconsolidation of $40.32 million.

●	The Company remeasured the fair market value of its investment in Conduit as of September 30, 2023, resulting in a loss of approximately $17.68 million on the Conduit marketable securities.

●	The gain on sale of real estate decreased approximately $0.5 million for the three months ended September 30, 2023 as compared to the same period in 2022. This is directly related to the number of model homes that were sold in each quarter. There were seven model homes sold in Q3 2022 with an average gain per home of $180k, compared to five model homes sold in Q3 2023 with an average gain per home of $144k.

●	Noncontrolling interest payments were approximately $442,000 smaller in Q3 2023 compared to Q3 2022. This is due to the Company selling homes in its joint ventures. In the joint venture partnerships, the Company sold 3 homes for a gain of $0.6 million and 6 homes for a gain of $1.1 million in Q2 2023 and Q2 2022 respectively.

FFO (non-GAAP) decreased by approximately $0.2 million to approximately $(414,365) from $(189,927) for the three months ended September 30, 2023, and September 30, 2022, respectively. A reconciliation of FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release. However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

We believe Core FFO (non-GAAP) provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Core FFO decreased by about $0.2 million, from approximately $91,054 in the three months ended September 30, 2022, to approximately $(126,673) in the three months ended September 30, 2023. A reconciliation of Core FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release.

Acquisitions and Dispositions for the first three quarters of 2023

●	The Company acquired 25 model home properties and leased them back to the homebuilders under triple net leases during the nine months ended September 30, 2023. The purchase price for these properties was $13.7 million. The purchase price consisted of cash payments of $4.2 million and mortgage notes of $9.5 million.

●	The Company sold 15 model home properties for approximately $7.8 million and recognized a gain of approximately $2.3 million.

Dividends paid during the three quarters of 2023:

●	During the first, second and third quarters of 2023, the Company declared dividends to common shareholders of $0.022, $0.023 and $0.023 per share, respectively, for a total of $0.068 per share.

●	During the nine months ended September 30, 2023, the Company paid nine monthly dividends, which totaled $1.75779 per share, to shareholders of Series D preferred stock.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Illinois, Texas, Wisconsin, and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. Presidio owns approximately 6.5% of the outstanding common stock of Conduit Pharmaceuticals Inc., a disease agnostic multi-asset clinical-stage disease-agnostic life science company providing an efficient model for compound development. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, non-cash warrant dividends and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements also include statements relating to the closing of the business combination with Conduit within a certain timeframe or at all. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Real estate assets and lease intangibles:
Land	$20,580,587	$19,189,386
Buildings and improvements	133,531,747	125,979,374
Tenant improvements	15,636,305	13,861,839
Lease intangibles	4,110,139	4,110,139
Real estate assets and lease intangibles held for investment, cost	173,858,778	163,140,738
Accumulated depreciation and amortization	(37,845,097)	(34,644,511)
Real estate assets and lease intangibles held for investment, net	136,013,681	128,496,227
Real estate assets held for sale, net	2,434,624	2,016,003
Real estate assets, net	138,448,305	130,512,230
Other assets:
Cash, cash equivalents and restricted cash	7,778,764	16,516,725
Deferred leasing costs, net	1,501,812	1,516,835
Goodwill	2,423,000	2,423,000
Investment in Conduit Pharmaceuticals marketable securities (see Notes 2 & 9)	23,996,141	—
Other assets, net (see Note 6)	3,785,367	3,511,681
Total other assets	39,485,084	23,968,241
Investments held in Trust (see Notes 2 & 9)	-	136,871,183
TOTAL ASSETS	$177,933,389	$291,351,654
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$101,059,368	$95,899,176
Mortgage notes payable related to properties held for sale, net	1,428,848	999,523
Mortgage notes payable, total net	102,488,216	96,898,699
Accounts payable and accrued liabilities	5,294,349	4,028,564
Accounts payable and accrued liabilities of SPAC (see Notes 2 & 9)	-	5,046,725
Accrued real estate taxes	1,506,532	1,879,875
Dividends payable	478,253	178,511
Lease liability, net	23,989	46,833
Below-market leases, net	14,509	18,240
Total liabilities	109,805,848	108,097,447
Commitments and contingencies (Note 2 & 9):
SPAC Class A common stock subject to possible redemption; none as of September 30, 2023 and 13,225,000 shares as of December 31, 2022 (at $10.45 per share), net of issuance cost of approximately $6,400,000	-	130,411,135
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 898,940 shares issued and outstanding (liquidation preference $25.00 per share) as of September 30, 2023 and 913,987 shares issued and outstanding as of December 31, 2022	8,989	9,140
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 11,859,726 shares and 11,807,893 shares were issued and outstanding at September 30, 2023 and December 31, 2022, respectively	118,597	118,079
Additional paid-in capital	181,483,892	182,044,157
Dividends and accumulated losses	(121,638,764)	(138,341,750)
Total stockholders’ equity before noncontrolling interest	59,972,714	43,829,626
Noncontrolling interest	8,154,827	9,013,446
Total equity	68,127,541	52,843,072
TOTAL LIABILITIES AND EQUITY	$177,933,389	$291,351,654

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Rental income	$4,262,790	$4,243,887	$12,534,431	$12,884,280
Fees and other income	221,384	148,088	615,107	401,697
Total revenue	4,484,174	4,391,975	13,149,538	13,285,977
Costs and expenses:
Rental operating costs	1,478,479	1,434,225	4,452,628	4,365,781
General and administrative	1,635,610	1,509,139	5,413,413	4,306,835
Depreciation and amortization	1,351,705	1,318,164	4,054,109	3,973,582
Total costs and expenses	4,465,794	4,261,528	13,920,150	12,646,198
Other income (expense):
Interest expense - mortgage notes	(1,375,199)	(1,382,120)	(3,579,381)	(3,485,693)
Interest and other income, net	254,486	590,586	1,394,687	757,318
Gain on sales of real estate, net	757,285	1,307,258	2,294,574	4,057,527
Loss on Conduit marketable securities	(17,682,154)	—	(17,682,154)	—
Gain on deconsolidation of SPAC	40,321,483	—	40,321,483	—
Income tax expense	(134,620)	(294,996)	(632,147)	(819,520)
Total other income, net	22,141,281	220,728	22,117,062	509,632
Net income	22,159,661	351,175	21,346,450	1,149,411
Less: Income attributable to noncontrolling interests	(673,279)	(1,114,928)	(2,155,212)	(3,032,806)
Net income (loss) attributable to Presidio Property Trust, Inc. stockholders	$21,486,382	$(763,753)	$19,191,238	$(1,883,395)
Less: Preferred Stock Series D dividends	(527,873)	(538,286)	(1,595,606)	(1,616,397)
Less: Series A Warrant dividend	—	—	—	(2,456,512)
Net income (loss) attributable to Presidio Property Trust, Inc. common stockholders	$20,958,509	$(1,302,039)	$17,595,632	$(5,956,304)

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$1.77	$(0.11)	$1.49	$(0.51)

Weighted average number of common shares outstanding - basic & dilutive	11,851,343	11,780,090	11,841,847	11,784,500

FFO and Core FFO Reconciliation

	For the Three Months Ended		For the Nine Months Ended
	09/30/23	09/30/22	09/30/23	09/30/22
Net (loss) income attributable to Presidio Property Trust, Inc. common stockholders	$20,958,509	$(1,302,039)	$17,595,632	$(5,956,304)
Adjustments:
Income attributable to noncontrolling interests	673,279	1,114,928	2,155,212	3,032,806
Depreciation and amortization	1,351,705	1,318,164	4,054,109	3,973,582
Amortization of above and below market leases, net	(1,244)	(13,722)	(3,731)	(41,167)
Impairment of real estate assets	-	-	-	-
Loss on Conduit marketable securities	17,682,154	-	17,682,154	-
Gain on deconsolidation of SPAC	(40,321,483)	-	(40,321,483)	-
Loss (gain) on sale of real estate assets, net	(757,285)	(1,307,258)	(2,294,574)	(4,057,527)
FFO	$(414,365)	$(189,927)	$(1,132,681)	$(3,048,610)
Restricted stock compensation	287,691	293,136	828,193	861,837
Series A Warrant dividend (non-cash)	-	-	-	2,456,512
Core FFO	$(126,673)	$103,209	$(304,488)	$269,739

Weighted average number of common shares outstanding - basic and diluted	11,851,343	11,780,090	11,841,847	11,784,500

Core FFO / Wgt Avg Share	$(0.011)	$0.01	$(0.026)	$0.02